Exhibit 23.1

Montgomery Coscia Greilich LLP
Certified Public Accountants
972.748.0300 p
972.748.0700 f

Consent of Independent Registered Public Accounting Firm

To the Benefit Plan Investment Committee,
Benefits Administration Committee, and
Human Resources Committee of
J.C. Penney Corporation, Inc. Savings,
Profit-Sharing and Stock Ownership Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-33343) on Form S-8 of J.C. Penney Company, Inc. of our report dated June 26, 2015, with respect to the statement of net assets available for benefits of the J.C. Penney Corporation Inc. Savings, Profit-Sharing and Stock Ownership Plan as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of Form 5500, Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the J.C. Penney Corporation Inc. Savings, Profit-Sharing and Stock Ownership Plan.

/s/ Montgomery Coscia Greilich LLP

Montgomery Coscia Greilich LLP
Plano, TX
June 26, 2015

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	600 Congress Avenue, Suite 300 Austin, Texas 78701